Exhibit 10.39

Alessandro Riva, MD

[ *** ]

Via email – [***]

RE: Director Engagement Offer Letter

Dear Alessandro:

Following our recent discussions, I am very pleased to invite you to serve as member of the Board of Directors (the “Board”) of Century Therapeutics, Inc. (the “Company”), on the terms and subject to the conditions set forth below.

1.           Appointment. Upon your acceptance of this letter, your nomination and election as an independent director will be submitted to the Company’s Board and stockholders for approval. Following your nomination and election, you shall hold office until such time that your successor is duly elected and qualified, or until your earlier death, retirement, resignation or removal from office. The terms and obligations under this letter agreement shall remain in full force and effect until your earlier death, retirement, resignation or removal from the Board; provided that the obligations under Section 6 shall survive indefinitely.

2.           Duties. As an independent director, you will be expected to attend the meetings of the Board and the Committees of the Board on which you serve, as regularly or specially called. Board meetings are scheduled upon prior consultation with directors and are typically held in Philadelphia, PA. You may attend and participate at each such meeting via teleconference, video conference or in person.

3.           Fiduciary Obligations; Governance. The Company is governed by Delaware law. The structure, practices and authority of the Board, including matters relating to the size and composition of the Board, the election and removal of directors, requirements relating to Board action and the appointment of executive officers, are governed by the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as each may be amended from time to time (the “Organizational Documents”).

4.           Compensation. As consideration for your service as a member of the Board, the Company will pay you the following compensation:

A.	Initial Equity Award. Subject to the approval of the Board, upon your appointment to the Board, the Company will grant to you a one-time nonqualified stock option exercisable for the purchase of 250,310 shares of the Company’s common stock, par value $0.0001 per share (the “Option”), which is equal to 0.2% of the Company measured on a fully diluted basis as of immediately following the Company’s recent Series C financing which closed on February 25, 2021. The Option will: (i) be subject to the terms and conditions of the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (as amended, restated or otherwise modified from time to time, the “Plan”) and the Non-Qualified Stock Option Agreement by and between you and the Company (the “Award

Agreement”), (ii) have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant ($2.89 per share) and (iii) be subject to vesting requirements such that 25% of the shares of Common Stock underlying the Option shall vest on the first anniversary of the grant date, and thereafter, the remaining 75% of the shares of Common Stock underlying the Option shall vest in 36 substantially equal monthly installments, in each case if you continue to provide services to the Company as of the applicable vesting date; provided, however, that any then-unvested portion of the Option shall automatically vest upon the closing of a Sale Event (as defined in the Plan) if you continue to provide services to the Company through such event.

B.	Annual Retainer and Equity Awards. Subject to approval by the Board, for so long as you continue to serve as a director of the Company, you shall be entitled to receive an annual retainer of $25,000, payable on a quarterly basis. Such retainer shall be pro-rated for any partial year.

5.          Expenses. The Company will pay or reimburse the reasonable, authorized expenses incurred by you in the discharge of your duties as a director, in accordance with the general practices and policies of the Company and upon the submission of appropriate documentation.

6.          Indemnification; Insurance. As a director, you will be entitled to indemnification under the Company’s Organizational Documents and an Indemnification Agreement to be entered into between the Company and you (the “Indemnification Agreement”). In addition, the Company will also carry director and officer liability insurance and you will be a covered person under any such policy maintained by the Company during the term of your service on the Board.

7.          Proprietary Information. You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. In consideration for the Company sharing with you the Company’s Proprietary Information, you agree (a) that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a member of the Board) without written approval by an officer of the Company, either during or after you serve as a member of the Board, unless and until such Proprietary Information has become public knowledge without your fault, and (b) that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company or destroyed, at the Company’s election, upon the earlier of (i) the Company’s request or (ii) termination of your service on the Board. After such delivery or destruction, you shall not retain any such materials or copies thereof or any such tangible property. You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

8.            Obligations to Third Parties. You represent that your service as a member of the Board does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

9.            Relationship of the Parties. Nothing contained in this letter agreement shall be construed to create an employer/employee, joint venture, partnership, or principal-agent relationship between you and the Company.

10.          Governing Law; Consent to Jurisdiction. This letter agreement shall be interpreted according to and governed by the law of the State of Delaware applicable to agreements made and performed within the State of Delaware without reference to its choice of law rules. The parties to this Agreement hereby consent to the jurisdiction of the courts located in New Castle County, Delaware for any proceeding arising out of or relating to this letter agreement.

11.          Entire Agreement. This letter agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, statements, warranties, representations and agreements, both oral and written, relating hereto.

12.          Severability. If any term of this letter agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, that term shall be severed and the remaining terms shall continue in full force.

13.          Counterparts. This letter agreement may be executed in counterparts, including by facsimile signature, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

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3675 Market Street, Philadelphia, PA 19104

If you are in agreement with the terms described above, please return a countersigned copy of this letter to me. We look forward to your participation as a member of the Board.

Very truly yours,

/s/ Osvaldo Flores, Ph.D.
Name: Osvaldo Flores, Ph.D.
Title: Chief Executive Officer

Accepted and Agreed to:

/s/ Alessandro Riva, M.D.	May 19, 2021
Alessandro Riva, M.D.	Date

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